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                                                                      EXHIBIT 11

                    WABAN INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE

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                                                   FISCAL YEAR ENDED
                                          -------------------------------------
                                          JANUARY 29,   JANUARY 30, JANUARY 25,
                                              1994         1993        1992
                                          ------------  ----------- -----------
The computation of net income available
 and adjusted shares outstanding fol-
 lows:
Net income as reported                    $(17,782,000) $44,242,000 $30,009,000
                                          ============  =========== ===========
Net income used for primary computation   $(17,782,000) $44,242,000 $30,009,000
Add (where dilutive):
 Tax effected interest and amortization
  of debt expense on convertible debt              --     2,560,000         --
                                          ------------  ----------- -----------
Net income used for fully diluted compu-
 tation                                   $(17,782,000) $46,802,000 $30,009,000
                                          ============  =========== ===========
Weighted average number of common shares
 outstanding                                33,082,362   32,869,945  29,522,575
Add (where dilutive):
 Assumed exercise of those options that
  are common stock equivalents net of
  treasury shares deemed to have been
  repurchased                                      --       321,552     284,680
                                          ------------  ----------- -----------
Weighted average number of common and
 common equivalent shares outstanding,
 used for primary computation               33,082,362   33,191,497  29,807,255
Add (where dilutive):
 Shares applicable to stock options in
  addition to those used in primary com-
  putation due to the use of period-end
  market price when higher than average
  price                                            --           --        3,093
 Assumed exercise of convertible securi-
  ties                                             --     2,515,266         --
                                          ------------  ----------- -----------
Adjusted shares outstanding used for
 fully diluted computation                  33,082,362   35,706,763  29,810,348
                                          ============  =========== ===========
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